UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.         )

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Plains Exploration & Production Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PXP

700 Milam, Suite 3100

Houston, Texas 77002

Telephone: (713) 579-6000

March 20, 2006

Dear Plains Stockholder:

You are cordially invited to our Annual Stockholders’ Meeting on Thursday, May 4, 2006, at 9:00 a.m., Central Standard Time. The meeting will be held in the Cottonwood Room of the Hyatt Regency Hotel, 1200 Louisiana Street, Houston, Texas, 77002.

At the Annual Meeting you will be asked to elect seven directors to our Board of Directors and to ratify the appointment of PricewaterhouseCoopers LLP as Plains’ independent auditors for the 2006 fiscal year.

We have enclosed a copy of our Annual Report for the fiscal year ended December 31, 2005 with this Notice of Annual Meeting of Stockholders and Proxy Statement. Please read the enclosed information carefully before completing and returning the enclosed proxy card.

Please join us on May 4. Whether or not you plan to attend, it is important that you vote your proxy promptly in accordance with the instructions on the enclosed proxy card. If you do attend the Annual Meeting, you may, of course, withdraw your proxy should you wish to vote in person.

Sincerely,

James C. Flores Chairman of the Board, President and Chief Executive Officer

PXP

700 Milam, Suite 3100

Houston, Texas 77002

(713) 579-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 4, 2006

To the Stockholders of Plains Exploration & Production Company:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Plains Exploration & Production Company will be held at the Hyatt Regency Hotel, 1200 Louisiana Street, Houston, Texas, 77002, in the Cottonwood Room, on May 4, 2006 at 9:00 a.m., Central Standard Time, for the following purposes:

1.	to elect seven nominees to the board of directors to serve until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2.	to ratify the selection of PricewaterhouseCoopers LLP as Plains’ independent auditors for the fiscal year ending December 31, 2006; and

3.	to transact such other business incident to the conduct of the meeting as may properly come before the meeting or any adjournments or postponements thereof.

Plains knows of no other matters to come before the annual meeting. Only stockholders of record at the close of business on March 13, 2006 are entitled to notice of and to vote at the annual meeting or at any adjournments or postponements thereof. Each share of Plains common stock is entitled to one vote per share. The election of directors requires the affirmative vote of a plurality of shares of Plains common stock present and voting. The ratification of PricewaterhouseCoopers LLP as Plains’ independent auditors for 2006 requires the affirmative vote of a majority of the shares of Plains common stock present and voting. A complete list of stockholders entitled to vote at the annual meeting will be available for examination at Plains’ offices in Houston, Texas during normal business hours by any holder of Plains common stock for any purpose relevant to the annual meeting for a period of ten days prior to the annual meeting. Such list will also be available at the annual meeting and any Plains stockholder may inspect it for any purpose relevant to the annual meeting.

By Order of the Board of Directors,

John F. Wombwell Executive Vice President, General Counsel and Secretary

Houston, Texas

March 20, 2006

Your vote is important. Even if you plan to attend the annual meeting in person, we request that you sign and return the enclosed proxy or voting instruction card and thus ensure that your shares will be represented at the annual meeting if you are unable to attend. If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy and vote in person.

PXP

700 Milam, Suite 3100

Houston, Texas 77002

Telephone: (713) 579-6000

PROXY STATEMENT

This proxy statement and accompanying proxy card are being mailed beginning March 20, 2006 in connection with the solicitation of proxies by the Board of Directors of Plains Exploration & Production Company for the Annual Meeting of Stockholders to be held on May 4, 2006.

The enclosed proxy is solicited by the Board of Directors of Plains. The proxy may be revoked at any time before it is voted by submitting written notice of revocation to the Secretary of the Company or by submitting another timely proxy by telephone, internet or mail. Unless revoked, shares represented by proxies will be voted at the meeting. The proposals listed in this proxy statement constitute the only business that the Board of Directors intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein, or their substitutes, to vote on any other business that may properly come before the meeting.

Each share of common stock is entitled to one vote. No other securities are entitled to be voted at the annual meeting. Only stockholders of record at the close of business on March 13, 2006 are entitled to notice of, and to vote at, the meeting. As of the close of business on March 13, 2006, Plains had 78,555,369 shares of common stock outstanding. A majority of outstanding shares entitled to vote, represented in person or by proxy at the meeting, constitutes a quorum. Abstentions and broker non-votes are counted as shares represented at the meeting for purposes of determining whether a quorum exists. Abstentions and broker non-votes will not affect the election of directors or the vote on the proposal to ratify the appointment of PricewaterhouseCoopers LLP. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares FOR all of the nominees for director named in this proxy statement, and FOR the ratification of PricewaterhouseCoopers LLP as Plains’ independent auditors. The expenses incurred in connection with the solicitation of proxies will be borne by Plains.

ELECTION OF DIRECTORS

At the annual meeting, Plains stockholders will elect seven individuals to serve as directors. The bylaws of Plains authorize a board of directors consisting of at least three members, with the exact number of directors being a number (not less than three) that may be determined from time to time by Plains’ board of directors. Plains’ current board of directors consists of Messrs. Flores, Arnold, Buckwalter, Dees, Delimitros, Gerry and Lollar. Each of the nominees is currently a member of Plains’ board of directors. The directors are elected to hold office until the next annual stockholder meeting in 2007 and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

The nominees have consented to be nominated and have expressed their intent to serve if elected. The Plains board has no reason to believe that any of the nominees will be unable to serve if elected to office and, to the knowledge of the Plains board, the nominees intend to serve the entire term for which election is sought. Only the nominees or substitute nominees designated by the board of directors will be eligible to stand for election as directors at the annual meeting. See “Stockholder Proposals” on page 24.

The individuals named as proxies will vote the enclosed proxy for the election of all nominees, unless you direct them to withhold your votes. Although Plains does not expect this to occur, if any nominee becomes unable to serve as a director before the annual meeting, the persons named as proxies have the discretionary authority to vote for substitute nominees proposed by the Plains board. The Plains board of directors recommends you vote to approve all nominees.

The following table sets forth certain information as of January 31, 2006 regarding Plains’ present directors and executive officers. They hold office until their successors are duly elected and qualified, or until their earlier death, removal or resignation from office.

Name	Age	Title
James C. Flores	46	Chairman of the Board, President and Chief Executive Officer
Isaac Arnold, Jr.	70	Director
Alan R. Buckwalter, III	58	Director
Jerry L. Dees	66	Director
Tom H. Delimitros	65	Director
Robert L. Gerry III	68	Director
John H. Lollar	67	Director
Thomas M. Gladney	52	Executive Vice President—Exploration & Production
Stephen A. Thorington	50	Executive Vice President and Chief Financial Officer
John F. Wombwell	44	Executive Vice President, General Counsel and Secretary

The following biographies describe the business experience of Plains’ directors and executive officers:

James C. Flores, Chairman of the Board, President and Chief Executive Officer and a Director since September 2002. He has been Chairman of the Board and Chief Executive Officer of Plains since December 2002, and President since March 2004. He was also Chairman of the Board of Plains Resources, Inc. (“Plains Resources,” now known as Vulcan Energy Corporation) from December 2002 to June 2004 and is currently a director of Vulcan Energy. He was Chairman of the Board and Chief Executive Officer of Plains Resources from May 2001 to December 2002. He was Co-founder as well as Chairman, Vice Chairman and Chief Executive Officer at various times from 1992 until January 2001 of Ocean Energy, Inc., an oil and gas company. From January 2001 to May 2001 Mr. Flores managed various private investments.

Isaac Arnold, Jr., Director since May 2004. He also was a director of Nuevo Energy Company from 1990 to May 2004. He has been a director of Legacy Holding Company since 1989 and Legacy Trust Company since 1997. He has been a director of Cullen Center Bank & Trust since its inception in 1969 and is a director of Cullen/Frost Bankers, Inc. Mr. Arnold is a trustee of the Museum of Fine Arts and The Texas Heart Institute. Mr. Arnold received his B.B.A. from the University of Houston in 1959.

Alan R. Buckwalter, III, Director since March 2003. He retired in January 2003 as Chairman of JPMorgan Chase Bank, South Region, a position he had held since 1998. From 1990 to 1998 he was President of Texas Commerce Bank—Houston, the predecessor entity of JPMorgan Chase Bank. Prior to 1990 Mr. Buckwalter held various executive management positions within the organization. Mr. Buckwalter currently serves on the boards of Service Corporation International, the Texas Medical Center, Greater Houston Area Red Cross, University of St. Thomas and St. Luke’s Hospital System. He sits on the Audit Committee and is Chairman of the Compensation Committee for Service Corporation International.

Jerry L. Dees, Director since September 2002. He also was a director of Plains Resources from 1997 to December 2002. He retired in 1996 as Senior Vice President, Exploration and Land, for Vastar Resources, Inc. (previously ARCO Oil and Gas Company), a position he had held since 1991. From 1987 to 1991 he was Vice President of Exploration and Land for ARCO Alaska, Inc., and from 1985 to 1987 he held various positions as Exploration Manager of ARCO. From 1980 to 1985 Mr. Dees was Manager of Exploration Geophysics for Cox Oil and Gas Producers.

Tom H. Delimitros, Director since September 2002. He also was a director of Plains Resources from 1988 to December 2002. He has been a General Partner of AMT Venture Funds, a venture capital firm, since 1989. He is also a director of Tetra Technologies, Inc., a publicly-traded energy services company. He currently serves as Chairman for three privately-owned companies. Previously, he has served as President and CEO for Magna Corporation, (now Baker Petrolite, a unit of Baker Hughes). From 1983 to 1988, Mr. Delimitros was a General Partner of Sunwestern Investment Funds and Senior Vice President of Sunwestern Management, Inc.

Robert L. Gerry, III, Director since May 2004. He was also a director of Nuevo from 1990 to May 2004. He has been chairman and chief executive officer of Vaalco Energy, Inc., a publicly traded independent oil and gas company which does not compete with Plains, since 1997. From 1994 to 1997, Mr. Gerry was vice chairman of Nuevo. Prior to that, he was president and chief operating officer of Nuevo since its formation in 1990. Mr. Gerry also currently serves as a trustee of Texas Children’s Hospital.

John H. Lollar, Director since September 2002. He also was a director of Plains Resources from 1995 to December 2002. He has been the Managing Partner of Newgulf Exploration L.P. since December 1996. He is also a director of Lufkin Industries, Inc., a manufacturing firm, where he is a member of the Compensation Committee and Chairman of the Audit Committee. Mr. Lollar was Chairman of the Board, President and Chief Executive Officer of Cabot Oil & Gas Corporation from 1992 to 1995, and President and Chief Operating Officer of Transco Exploration Company from 1982 to 1992.

Thomas M. Gladney, Executive Vice President—Exploration and Production since June 2003. He was Plains’ Senior Vice President of Operations from September 2002 to June 2003. He also was Plains Resources’ Senior Vice President of Operations from November 2001 to December 2002. He was President of Arguello, Inc., a subsidiary of Plains, from December 1999 to November 2001.

Stephen A. Thorington, Executive Vice President and Chief Financial Officer since September 2002. He was Plains Resources’ Executive Vice President and Chief Financial Officer from February 2003 to June 2004. He was Plains Resources’ Acting Executive Vice President and Chief Financial Officer from December 2002 to February 2003. Previously, he was Senior Vice President—Finance and Corporate Development of Ocean Energy, Inc. from July 2001 to September 2002 and Senior Vice President—Finance, Treasury and Corporate Development of Ocean Energy, Inc. from March 1999 to July 2001.

John F. Wombwell, Executive Vice President, General Counsel and Secretary since September 2003. He was also Plains Resources’ Executive Vice President, General Counsel, and Secretary from September 2003 to June 2004. He was previously a Senior Executive Officer with two New York Stock Exchange traded companies, serving as General Counsel of ExpressJet Holdings, Inc. from April 2002 until September 2003 and prior to joining ExpressJet, Mr. Wombwell was General Counsel of Integrated Electrical Services, Inc. from January 1998 to April 2002. Prior to that time, Mr. Wombwell was a partner at the national law firm of Andrews Kurth LLP with a practice focused on representing public companies with respect to corporate and securities matters.

Committees of the Board of Directors

Plains’ board has established an audit committee, an organization and compensation committee and a nominating and corporate governance committee. The full text of each committee’s charter is available on Plains’ website at http://www.plainsxp.com/governance/, and Plains’ audit committee charter is attached as Annex A to this proxy statement. Plains’ board may establish other committees from time to time to facilitate Plains’ management. The composition of the committees is determined by the board of directors in its sole discretion. During 2005, Plains’ board held nine meetings. No director attended fewer than 75% of the total number of meetings of the meetings of Plains’ board and committees on which he served.

Plains’ audit committee currently consists of Messrs. Buckwalter, Delimitros, Gerry and Lollar, with Mr. Delimitros acting as chairman. Plains’ audit committee selects Plains’ independent auditors to be engaged by Plains, reviews the plan, scope and results of Plains’ annual audit, and reviews Plains’ internal controls and financial management policies with Plains’ independent auditors. Plains’ audit committee has adopted a written audit committee charter. During 2005, Plains’ audit committee held five meetings. All of the members of Plains’ audit committee are non-employee directors, and the Board has determined that a majority of the members of the audit committee, including Mr. Delimitros, are “audit committee financial experts” as defined in Item 401(h)(2) of Regulation S-K.

Plains’ organization and compensation committee currently consists of Messrs. Dees, Delimitros and Lollar, with Mr. Lollar acting as chairman. Plains’ organization and compensation committee reviews and sets the chief executive officer’s compensation, establishes guidelines and standards relating to the determination of executive compensation, reviews executive compensation policies and determines compensation for Plains’ other executive officers. Plains’ organization and compensation committee also administers Plains’ equity compensation plan and determines the number of shares covered by, and terms of, grants to executive officers and key employees. All of the members of Plains’ compensation committee are non-employee directors. During 2005, Plains’ organization and compensation committee held two meetings.

Plains’ nominating and corporate governance committee currently consists of Messrs. Dees, Delimitros and Lollar, with Mr. Dees acting as chairman. Plains’ nominating and corporate governance committee identifies and evaluates candidates for election as directors, nominates the slate of directors for election by Plains’ stockholders, and develops and recommends Plains’ corporate governance principles to the full board. During 2005, Plains’ nominating and corporate governance committee held one meeting.

Plains’ board of directors, in its business judgment, has determined that all current members of each of its committees are “independent” as defined in the NYSE governance rules and the applicable rules of the Securities and Exchange Commission. See the further discussion of directors’ independence below under “Director Nomination Process and Nominee Independence.”

Plains encourages all board members to attend the annual meeting. The directors of Plains may be introduced and acknowledged at the annual meeting. All of the directors attended Plains’ 2005 annual meeting.

Plains’ non-management directors meet regularly in executive session. There is not one single non-management director who has been chosen to preside over executive sessions of Plains’ board of directors. The presiding director at each such session rotates among non-management members, in order of seniority of Board service, such that the most senior non-management board member shall serve as presiding director at a session, the second most senior non-management member shall serve as presiding director at the next session, and so forth, with members of equal seniority serving in order of age, with the oldest serving first.

Director Nomination Process and Nominee Independence

Director Nomination Process. The Plains board of directors approves Plains’ director nominees based on the recommendation of the nominating and corporate governance committee. Each member of the nominating and corporate governance committee is a member of the Plains board of directors who satisfies the NYSE’s “independence” standards.

As provided in Plains’ bylaws, the number of directors on the Plains board of directors may from time to time be fixed by resolution of the board of directors; however, the board of directors may not be comprised of not less than three directors. The nominating and corporate governance committee of Plains identifies nominees in various ways. The committee considers current directors that have expressed interest in and that continue to satisfy the criteria for serving on the Plains board of directors. The results of the Plains board of directors’ annual self-evaluation process is also an important consideration for board tenure. Current directors and members of Plains’ management may propose other nominees for the Plains board of directors, and the nominating and corporate governance committee may consider these individuals. From time to time, the committee may engage a third party search firm to assist in identifying potential director nominees as well.

The Plains nominating and corporate governance committee also will consider any nominations received by the Secretary of Plains from a stockholder of record on or before the 120th calendar day before the one-year anniversary date of the release of these proxy materials to stockholders. Any such stockholder nominations must be accompanied by all information relating to such person that is required under the federal securities laws, including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director on the Plains board of directors if elected. The nominating stockholder must also submit the name, age, business address and residence of the person the stockholder wishes to nominate; the principal occupation or employment of the person; the relevant biographical information of the person; and the number of shares of Plains common stock beneficially owned by the person. The nominating stockholder must also submit its name and address, as well as that of the beneficial owner if applicable, and the class and number of shares of Plains common stock that are owned beneficially and of record by such stockholder and such beneficial owner.

All Plains director nominees are evaluated according to the Plains nominating and corporate governance committee director qualification guidelines. These guidelines provide that qualifications for consideration as a director include a high level of leadership experience in business activities and a personal and professional reputation consistent with the image and reputation of Plains. Further, the guidelines provide that all Plains directors should have a breadth of knowledge about the issues affecting Plains and experience on boards of directors of other, preferably public, companies. Under the guidelines, Plains directors should have the ability to devote sufficient time to carrying out the duties as member of the Plains board of directors and accordingly, are required to limit their number of public company directorships to no more than six. Additionally, the independence of a potential board nominee is considered. Finally, each director must have the appropriate knowledge and experience so that each director is able to be a productive member of the Plains board of directors. Plains encourages and supports director education programs for its directors.

Each of the seven director nominees set forth in this proxy statement and the accompanying proxy card are current directors standing for re-election.

Nominee Independence. The Plains board of directors has determined that all of the nominees standing for election at the Plains annual meeting, other than Mr. Flores, are independent of Plains because such nominees have no material relationship with Plains, either directly or as a partner, stockholder or affiliate of an organization that has a relationship with Plains. The board has made this determination based on the following:

Other than Mr. Flores, no nominee for director is or has been within the last three years an officer or employee of Plains or its subsidiaries or affiliates;

No nominee for director has an immediate family member who is or has been within the last three years an officer of Plains or its subsidiaries or has any current or past material relationship with Plains;

No nominee for director, other than Mr. Flores, has worked for, consulted with, been retained by, or received anything of substantial value from Plains aside from his or her compensation as a director;

No nominee for director is, or was within the past five years, a partner of or employed by the independent auditors for Plains;

No executive officer of Plains has served on the compensation committee or the board of directors of any corporation that employs a nominee for director or a member of the immediate family of any nominee for director in the last three years;

No nominee for director is an executive officer or employee, or an immediate family member of an executive officer, of any entity which Plains’ annual sales to or purchases from exceeded the greater of $1 million or 2% of either entity’s annual revenues for the last three years; and

No nominee for director serves as an executive officer of a charitable or non-profit organization to which Plains or its subsidiaries made charitable contributions or payments in fiscal year 2005 that exceeded the greater of $1 million or two percent of the organization’s consolidated gross revenues.

Board and Committee Governing Documents

Plains’ board has established Corporate Governance Guidelines and the audit committee, nominating and corporate governance committee and the organization and compensation committee have adopted charters, copies of which are available at Plains’ website at www.plainsxp.com. Plains’ board has also established a Policy Concerning Corporate Ethics and Conflicts of Interest, a copy of which is also available at Plains’ website at http://www.plainsxp.com/governance/. These documents are also available in print to any stockholder upon request by writing to the Corporate Secretary, Plains Exploration & Production Company, 700 Milam, Suite 3100, Houston, Texas 77002.

Stockholder Communications with Directors

Plains recognizes the importance of providing its stockholders with the ability to communicate with members of the Plains board of directors. Stockholders may send correspondence to Plains’ board of directors, including the non-management members as a group or to any individual director, at the following address: Plains Exploration & Production Company, Attn: General Counsel, 700 Milam, Suite 3100, Houston, Texas 77002. Correspondence may be sent by e-mail to hotline@plainsxp.com.

Your communications should indicate that you are a Plains stockholder. All communications will be received by the General Counsel. Depending on the subject matter, the General Counsel will either forward the communication to the director or directors to whom it is addressed, attempt to handle the inquiry directly, or not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. The General Counsel will maintain copies of each communication received not marked confidential, in which case the communication will not be opened prior to forwarding to the board or any individual director. The General Counsel also will coordinate with the board or individual director, as applicable, to facilitate an appropriate response to each communication received.

This policy may be amended from time to time with the consent of Plains’ nominating and corporate governance committee, consistent with requirements of applicable laws, rules and regulations.

Stock Ownership Policy

Plains’ directors are required to own shares of Plains’ common stock with a value equal to three times their annual retainer. All executive officers are required to own shares of Plains’ common stock with a value equal to three times their annual salary, or, for the Chief Executive Officer, with a value equal to five times his annual salary.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following tables sets forth information regarding the beneficial ownership of Plains common stock as of March 13, 2006 by each current director and executive officer of Plains, all executive officers and directors as a group, and each person known by Plains to own beneficially more than 5% of the outstanding shares of Plains common stock.

Beneficial ownership has been determined in accordance with applicable SEC rules, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership within 60 days.

Unless otherwise indicated, to the knowledge of Plains, the persons listed in the table below have sole voting and investment powers with respect to the shares indicated. The address of the Plains directors and officers is 700 Milam Street, Suite 3100, Houston, Texas 77002.

The percentages are based on 78,555,369 shares of Plains common stock issued and outstanding as of March 13, 2006.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Isaac Arnold, Jr.	164,118	(1)	*
Alan R. Buckwalter, III	26,917	(2)	*
Jerry L. Dees	31,219	(2)	*
Tom H. Delimitros	22,543	(2)	*
James C. Flores	1,528,418	(3)	1.9%
Robert L. Gerry III	88,521	(4)	*
Thomas M. Gladney	208,580	(5)	*
John H. Lollar	40,337	(2)	*
Stephen A. Thorington	166,786	(5)	*
John F. Wombwell	109,261	(5)	*
Directors and Executive Officers as a group (10 persons)	2,386,700		3.0%
FMR Corp.	11,760,000	(6)	15.0%

*	Represents less than 1%.
(1)	Includes 7,000 shares held by the Arnold Corporation. Also includes 10,000 shares subject to restricted stock units that will vest within 60 days.
(2)	Includes 10,000 shares subject to restricted stock units that will vest within 60 days.
(3)	1,000,000 of these shares are held directly by Sable Management, L.P., the general partner of which is Sable Management, LLC, of which Mr. Flores is the sole member. The number above also includes 33,334 shares subject to restricted stock units that will vest within 60 days.
(4)	These shares include vested options to acquire 46,766 shares of Plains common stock and 10,000 shares subject to restricted stock units that will vest within 60 days.
(5)	Includes 16,667 shares subject to restricted stock units that will vest within 60 days.
(6)	Based on the Schedule 13G filed by FMR Corp. with the SEC on February 14, 2006, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 10,434,900 shares, or 13.310% of the outstanding shares, as a result of acting as investment adviser to various investment companies. Each of Edward C. Johnson 3d and FMR Corp. has sole power to dispose of the 10,434,900 shares owned by the Fidelity Funds. Neither Edward C. Johnson 3d nor FMR Corp. has the sole power to vote such shares. Fidelity Management Trust Company (“Fidelity Trust”), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 863,500 shares as a result of acting as investment adviser to the institutional accounts. Each of Edward C. Johnson 3d and FMR Corp. has sole voting and dispositive power over such 863,500 shares owned by Fidelity Trust. Fidelity International Limited (“FIL”) is the beneficial owner of 461,600 shares. The address of Fidelity and Fidelity Trust is 82 Devonshire Street, Boston, Massachusetts 02109. The address of FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

EQUITY COMPENSATION PLAN INFORMATION

Stock Plan Benefits Table

The following table presents information about the options, warrants and rights and other equity compensation under Plains’ equity plans as of December 31, 2005. The table does not include information about tax qualified plans such as Plains’ 401(k) plan:

Plan category(1)	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Plans approved by stockholders(2)	1,555,469	(3)	$16.74	(4)	2,729,845	(5)

(1)	Plains does not have any options, warrants or rights outstanding or available for issuance under any non-stockholder approved equity compensation plans.
(2)	Consists of Plains’ 2002 Stock Incentive Plan and 2004 Stock Incentive Plan. Also consists of the Nuevo Energy Company 1990 Stock Option Plan, Nuevo Energy Company 1993 Stock Incentive Plan, Nuevo Energy Company 1999 Stock Incentive Plan and the Nuevo Energy Company 2001 Stock Incentive Plan (the “Nuevo Plans”), each of which Plains assumed the obligations under in connection with the Nuevo merger in May 2004 which was approved by Plains’ stockholders.
(3)	Includes 156,256 shares which may be issued upon exercise of options outstanding under the Nuevo Plans. The remaining 1,399,213 shares are subject to outstanding restricted stock units.
(4)	Consists solely of options outstanding under the Nuevo Plans.
(5)	Consists solely of shares available for issuance under Plains’ 2002 Stock Incentive Plan and 2004 Stock Incentive Plan.

COMPARISON OF STOCKHOLDER RETURN

The following graph compares the cumulative total stockholder return on our common stock with the cumulative total return of (i) the S&P Midcap 400, and (ii) a peer group consisting of Cabot Oil & Gas Corp., Chesapeake Energy Corp., Denbury Resources Inc., EOG Resources, Inc., Forest Oil Corporation, The Houston Exploration Company, Newfield Exploration Company, Noble Energy, Inc., Pioneer Natural Resources Company, Pogo Producing Company, Stone Energy Corp., Vintage Petroleum, Inc., and XTO Energy Inc.

The graph covers the period from December 18, 2002, the date Plains’ common stock started trading, through December 31, 2005, and assumes that $100 was invested on December 18, 2002 and that any dividends were reinvested. No dividends have been declared or paid on Plains’ common stock. Stockholder returns over the period indicated should not be considered indicative of future stockholder returns.

The information contained in the Performance Graph shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of the Exchange Act, except to the extent that Plains specifically incorporates it by reference into such filing.

Comparison of Cumulative Return among

Plains Exploration & Production Company,

S&P Midcap 400 and Peer Group

	Total Return to Stockholders
	(Includes Reinvestment of Dividends)
	Base Period 12/18/2002	Years Ending
		12/31/2002	12/31/2003	12/31/2004	12/31/2005
PLAINS	100	107.14	169.12	285.71	436.59
S&P MIDCAP 400 INDEX	100	99.95	135.55	157.89	177.71
PEER GROUP	100	99.93	126.35	172.66	283.39

COMPENSATION

Compensation of Directors

Plains believes that its directors’ compensation should be weighted towards equity in order to directly align the directors’ interests with those of its stockholders. Accordingly, each year on the day after the date of Plains’ annual stockholders’ meeting, Plains will grant each non-employee director 10,000 shares of restricted stock that vest on the earlier of one year from the grant date or the next annual meeting of Plains stockholders. A director may elect to defer the receipt of all or a portion of these restricted shares. In lieu of the restricted stock, they will receive restricted stock units that are subject to vesting and forfeiture provisions and that are payable in common stock upon complete separation from the Plains board of directors.

Plains also pays each non-employee director an annual retainer of $35,000. A director that serves as chairman of the audit committee receives an additional annual retainer of $10,000, and each other non-employee committee chairman receives an additional annual retainer of $5,000. Non-employee directors also receive an attendance fee of $3,000 for each board meeting attended (not including telephonic meetings), an attendance fee of $1,000 for each committee meeting attended and an attendance fee of $500 for each telephonic board or committee meeting attended. Plains also reimburses all directors for reasonable expenses they incur while attending board and committee meetings.

Each non-employee director is allowed to make personal use of Plains’ aircraft for a maximum of 30 flight hours per year. During 2005, the incremental cost to Plains for such use was: $56,663 for Mr. Arnold, $93,252 for Mr. Buckwalter, $0 for Mr. Dees, $36,181 for Mr. Delimitros, $66,393 for Mr. Gerry, and $6,296 for Mr. Lollar. Plains also provided healthcare benefits to the non-employee directors at a cost to Plains of $9,457 for Mr. Arnold, $1,381 for Mr. Buckwalter, $804.12 for Mr. Dees, $9,457 for Mr. Delimitros, and $9,084 for Mr. Lollar.

Any non-employee director may elect to receive shares of Plains common stock in lieu of the annual retainer fees as a board member and chairperson and attendance fees for regular board and committee meetings. The number of shares is determined by dividing the fee amount by the closing price per share of Plains common stock on the last trading day before it becomes obligated to pay the fee.

None of Plains’ officers who serve as directors receive separate compensation for service on Plains’ board of directors.

Executive Compensation

Summary Compensation Table

The following table shows compensation information for Plains’ current chief executive officer and its three other executive officers (together, the “named executive officers”) for services rendered in all capacities during the fiscal years ended December 31, 2003, 2004 and 2005.

Name and Principal Positions	Year	Annual Compensation			Long-Term Compensation
		Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Restricted Stock Award(s) ($)(2)		Securities Underlying Options/ SARs (#)	All Other Compensation ($)(3)
James C. Flores Chairman of the Board, President and Chief Executive Officer	2005 2004 2003	800,000 650,000 401,185	1,000,000 800,000 400,000	396,094 169,586 —	11,664,000 10,863,100 786,250	(4) (5) (6)	— — —	15,035 14,085 13,142

Thomas M. Gladney Executive Vice President— Exploration & Production	2005 2004 2003	400,000 343,750 229,166	500,000 400,000 250,000	171,333 30,129 —	2,963,060 5,431,550 277,500	(7) (8) (9)	— 100,000 —	19,035 17,085 14,994

John F. Wombwell Executive Vice President, General Counsel and Secretary	2005 2004 2003	400,000 353,125 88,669	500,000 400,000 91,668	117,906 39,911 8,990	2,963,060 5,431,550 434,000	(7) (8) (10)	— — 100,000	15,035 14,085 130,382	(11)

Stephen A. Thorington Executive Vice President and Chief Financial Officer	2005 2004 2003	400,000 362,500 300,000	500,000 400,000 300,000	129,892 17,709 —	2,963,060 5,431,550 416,250	(7) (8) (9)	— — —	19,035 14,085 13,142

(1)	Amounts in Other Annual Compensation for 2005 include (i) aircraft usage of $279,388, $145,231, $104,985, and $118,558 for Messrs. Flores, Gladney, Wombwell and Thorington, respectively, which represents the incremental cost to Plains for the executives’ personal use of Plains’ aircraft, and (ii) tax gross-ups with respect to such use. The amount for Mr. Flores in 2004 includes personal aircraft usage of $117,598 and a tax gross-up related to such use. The amounts for the other named executives in 2004 consist of tax gross-ups. The amount for Mr. Wombwell in 2003 consists of a tax gross-up with respect to amounts paid upon his initial employment with Plains.
(2)	Unless otherwise indicated, all shares of restricted stock vest over three equal annual installments beginning the first anniversary of the grant date. No dividends are payable on restricted stock until vesting. The aggregate number of shares of restricted stock held by each of Messrs. Flores, Gladney, Wombwell and Thorington on December 31, 2005 were 374,999, 116,333, 117,999, and 121,333, respectively, and the value of such shares on that date was $14,898,710, $4,621,910, $4,688,100, and $4,820,560, respectively.
(3)	Unless otherwise indicated, consists of (i) Plains’ matching contribution to its 401(k) plan and (ii) group term life insurance premiums.
(4)	This amount represents (i) the closing price of a share of Plains common stock on the date the Plains organization and compensation committee approved the grant (February 17, 2005), or $31.00, multiplied by 100,000 restricted stock units, and (ii) the closing price of a share of Plains common stock on the effective date of the credit of deferred restricted stock units (September 30, 2005), or $42.82, multiplied by 200,000 restricted stock units. The deferred restricted stock units referred to in clause (ii) vest on September 30, 2010, but payment upon vesting is deferred until September 30, 2015.
(5)	This amount represents (i) the closing price of a share of Plains common stock on the date the Plains organization and compensation committee approved the grant (February 18, 2004), or $15.33, multiplied by 70,000 restricted stock units, and (ii) the closing price of a share of Plains common stock on the date the Plains organization and compensation committee approved the grant (May 17, 2004), or $19.58, multiplied by 500,000 restricted stock units. The terms of the restricted stock units described in clause (ii) provided that they would vest upon the earlier of (i) five years from the date of grant, or (ii) the date the closing price per share of the Common Stock equals or exceeds $37.92 on any ten out of twenty consecutive trading days on the NYSE (or such exchange or market on which the Common Stock primarily trades), provided that Mr. Flores is still employed by the Company on the vesting date. All of the restricted stock units described in clause (ii) vested in July 2005.
(6)	This amount represents the closing price of a share of Plains common stock on the date the Plains organization and compensation committee approved the grant (February 12, 2003), or $9.25, multiplied by 85,000 restricted stock units.
(7)	This amount represents (i) the closing price of a share of Plains common stock on the date the Plains organization and compensation committee approved the grant (February 17, 2005), or $31.00, multiplied by 50,000 restricted stock units, and (ii) the closing price of a share of Plains common stock on the effective date of the credit of deferred restricted stock units (September 30, 2005), or $42.82, multiplied by 33,000 restricted stock units. The deferred restricted stock units referred to in clause (ii) vest on September 30, 2010, but payment upon vesting is deferred until September 30, 2015.

(8)	These amounts represent (i) the closing price of a share of Plains common stock on the date the Plains organization and compensation committee approved the grant (February 18, 2004), or $15.33, multiplied by 35,000 restricted stock units, and (ii) the closing price of a share of Plains common stock on the date the Plains organization and compensation committee approved the grant (May 17, 2004), or $19.58, multiplied by 250,000 restricted stock units. The terms of the restricted stock units described in clause (ii) provided that they would vest upon the earlier of (i) five years from the date of grant, or (ii) the date the closing price per share of the Common Stock equals or exceeds $37.92 on any ten out of twenty consecutive trading days on the NYSE (or such exchange or market on which the Common Stock primarily trades), provided that the executive is still employed by the Company on the vesting date. All of the restricted stock units described in clause (ii) vested in July 2005.
(9)	These amounts represent the closing price of a share of Plains common stock on the date the Plains organization and compensation committee approved the grant (February 12, 2003), or $9.25, multiplied by the number of restricted stock units granted to Mr. Gladney (30,000) and Mr. Thorington (45,000).
(10)	This amount represents the closing price of a share of Plains common stock on the effective date of the restricted stock grant (September 4, 2003), or $12.40, multiplied by 35,000 restricted stock units.
(11)	Mr. Wombwell became an executive officer of Plains in September 2003. The amount under “All Other Compensation” for 2003 includes payments totaling $130,000 in connection with Mr. Wombwell’s initial employment with Plains.

Option/SAR Grants in 2005

No stock options or stock appreciation rights (SARs) were granted to the named executive officers during 2005.

Aggregated SAR Exercises in 2005 and Year-End SAR Values

The following table sets forth certain information for each of the named executive officers concerning the exercise of SARs during 2005 and all unexercised SARs held at December 31, 2005.

Name	Shares Acquired On Exercise(1) (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs At Fiscal Year-End (#)		Value of Unexercised In-the-Money Options/SARs At Year End ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
James C. Flores	—	—	1,093,750	31,250	33,497,189	949,063
Thomas M. Gladney	62,085	1,968,829	—	72,915	—	1,796,439
John F. Wombwell	33,333	1,065,989	—	33,333	—	910,991
Stephen A. Thorington	200,000	6,333,000	—	—	—	—

(1)	Amounts represent number of SARs exercised. No shares of common stock were acquired on exercise since all SARs exercised were cash-only.
(2)	Year-end values are determined by aggregating for each SAR outstanding as of December 31, 2005 the amount calculated by multiplying the number of shares underlying such SAR by the closing price of Plains common stock on December 30, 2005 (the last trading day of the fiscal year), which was $39.73, less the exercise price of such SAR.

Employment Agreements and Change-in-Control Arrangements

James C. Flores. On September 19, 2002 Plains entered into an employment agreement with Mr. Flores as its Chairman of the Board and Chief Executive Officer, which became effective on December 18, 2002. The agreement had an initial term of five years that began on its effective date. Effective as of June 9, 2004 Plains entered into a new employment agreement with Mr. Flores. The agreement has an initial term of five years, although it may be terminated earlier under certain circumstances. The term of the agreement will be automatically renewed and extended for a period of 24 months commencing on the third anniversary of the effective date and on each successive day thereafter.

Pursuant to his employment agreement, Mr. Flores is entitled to a base salary of $800,000 and will be eligible for a target bonus of $800,000, subject to the attainment of individual and company performance goals. Also, pursuant to his agreement Mr. Flores was granted a one-time retention award of 500,000 restricted stock units which vest the earlier of (i) five years from the date of grant, or (ii) the date the closing price per share of the Common Stock equals or exceeds $37.92 on any ten out of twenty consecutive trading days on the NYSE (or such exchange or market on which the Common Stock primarily trades), provided that Mr. Flores is still employed by Plains on the vesting date. All of such restricted stock units vested in July 2005.

Under his employment agreement, Mr. Flores is eligible to participate in all employee incentive compensation plans and to receive all of the fringe benefits and perquisites Plains provides to other senior executives, and Plains reimburses him for monthly club fees and one club initiation fee. Mr. Flores is also entitled to personal use of Plains’ aircraft in accordance with Plains’ policy for such use by senior executives.

Mr. Flores’ employment agreement provides that if his employment is terminated by Plains without cause, by Mr. Flores’ death or disability, or by Mr. Flores for good reason, Plains will pay him a lump sum amount equal to three times the sum of his base salary and target annual bonus. Also, Mr. Flores and his dependents will be entitled to continued health insurance benefits for a period of three years after the date of termination, subject to mitigation if he becomes entitled to health benefits under another plan, and Mr. Flores will be made “whole” with respect to such amounts on a net after-tax basis. In addition, all of Mr. Flores’ equity-based awards will become immediately exercisable and payable in full. In connection with a Change of Control (as defined below), if Plains fails to obtain from the successor company a satisfactory agreement to assume and perform Mr. Flores’ employment agreement, Mr. Flores’ resignation within a one-year period immediately following the Change of Control will be deemed to be a termination without cause. In February 2006, Mr. Flores’ employment agreement was amended to provide that amounts payable upon termination will not be paid until six months following separation from service, in accordance with Section 409A of the Internal Revenue Code.

Under his employment agreement, if benefits to which Mr. Flores becomes entitled are considered “excess parachute payments” under Section 280G of the Code, then Mr. Flores will be entitled to an additional payment from Plains in an amount equal to the excise tax imposed by Sections 4999 or 409A of the Internal Revenue Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment).

Under Mr. Flores’ long-term retention agreement approved in August 2005 and further described below under “Long-Term Retention and Deferral Arrangement”, if Mr. Flores’ employment is terminated (i) by Plains without cause, by Mr. Flores’ death or disability, or by Mr. Flores for good reason (each as defined in his employment agreement) or (ii) upon a change of control (as defined in the 2004 Incentive Plan), all credited RSU’s will vest in full, and any credits of RSU’s not yet made pursuant to the retention agreement will be immediately credited to Mr. Flores and will be fully vested.

Thomas M. Gladney, John F. Wombwell and Stephen A. Thorington. Plains entered into an employment agreement with each of Mr. Gladney on February 18, 2004, Mr. Wombwell on September 4, 2003, and Mr. Thorington on August 20, 2002, each having an initial term of five years beginning the date of the respective agreement. On June 9, 2004, Plains entered into new employment agreements with Messrs. Gladney, Wombwell and Thorington (each, an “executive”). Each executive’s agreement has an initial term of five years that began on its effective date, although it may be terminated earlier under certain circumstances. The term of the agreement will be automatically renewed and extended for a period of 24 months commencing on the third anniversary of the effective date and on each successive day thereafter.

Pursuant to the employment agreements, each executive is entitled to a base salary of $400,000 and will be eligible for a target bonus of $400,000, subject to the attainment of individual and company performance goals. Effective March 2006, each executive’s base salary was increased to $500,000 with a target bonus of $500,000. Also, pursuant to their employment agreements, each executive was granted a one-time long-term retention award of 250,000 restricted stock units which vest the earlier of (i) five years from the date of grant, or (ii) the date the closing price per share of the Common Stock equals or exceeds $37.92 on any ten out of twenty consecutive trading days on the NYSE (or such exchange or market on which the Common Stock primarily trades), provided that the executive is still employed by the Company on the vesting date. All of such restricted stock units vested in July 2005.

Under each executive’s employment agreement, the executive is eligible to participate in all employee incentive compensation plans and to receive all of the fringe benefits and perquisites Plains provides to other senior executives, and Plains reimburses him for monthly club fees and one club initiation fee. The executive is also entitled to personal use of Plains’ aircraft up to 30 flight hours per year in accordance with Plains’ policy for such use by senior executives. In addition, if benefits to which the executive becomes entitled are considered “excess parachute payments” under Section 280G of the Code, then the executive will be entitled to an additional payment from Plains in an amount equal to the excise tax imposed by Sections 4999 or 409A of the Internal Revenue Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment). In February 2006, each executive’s employment agreement was amended to provide that amounts payable upon termination will not be paid until six months following separation from service, in accordance with Section 409A of the Internal Revenue Code.

Pursuant to the provisions of the employment agreements, if the executive’s employment is terminated by Plains without cause, Plains will pay him a lump sum amount equal to one times the sum of his base salary and target annual bonus. Also, the executive and his dependents will be entitled to health insurance benefits for up to one year after termination, subject to mitigation if he becomes entitled to health benefits under another plan, and the executive will be made “whole” with respect to such amounts on a net after-tax basis. In addition, all of the executive’s equity-based awards will become immediately exercisable and payable in full.

In the event (a) James C. Flores ceases to be Chief Executive Officer of Plains, or (b) the executive is no longer reporting directly to Mr. Flores, and either (i) the executive resigns within six (6) months of (a) or (b) above, (ii) his employment is terminated for any reason other than cause or disability, or (iii) the executive resigns for good reason, then instead of the compensation described in the above paragraph, Plains will pay him a lump sum amount equal to two times the sum of his base salary and target annual bonus. Also, the executive and his dependents will be entitled to health insurance benefits for up to two years after termination, subject to mitigation if he becomes entitled to health benefits under another plan, and the executive will be made “whole” with respect to such amounts on a net after-tax basis. In addition, all of the executives’ equity-based awards will become immediately exercisable and payable in full. Notwithstanding the foregoing, in the event that Mr. Flores ceases to be Chief Executive Officer due to his death or disability, the executive will be entitled to the compensation and benefits described in this paragraph only if he is terminated for any reason other than cause or disability or he resigns for good reason.

Except as set forth in the following paragraph, if within a one-year period following a Change of Control (as defined below), the executive resigns or is terminated for any reason, then instead of the compensation described in the above paragraphs, Plains will pay him a lump sum amount equal to three times the sum of his base salary and target annual bonus. Also, the executive and his dependents will be entitled to health insurance benefits for up to two years after termination, subject to mitigation if he becomes entitled to health benefits under another plan. In addition, all of the executives’ equity-based awards will become immediately exercisable and payable in full.

If following a Change of Control, (A) the surviving entity requests the executive to remain employed; (B) Mr. Flores is either the President, Chief Executive Officer, or Chairman of the Board; (C) the executive is reporting directly to Mr. Flores, and (D) the surviving entity places all amounts which would otherwise become payable as described in the preceding paragraphs in escrow with a party and terms reasonably acceptable to the executive, then the executive may not resign and receive the compensation described in the preceding paragraph until six months after the date of the Change of Control. Notwithstanding the foregoing, if, following a Change of Control, Mr. Flores ceases to be either President, Chief Executive Officer or Chairman of the Board due to his death or disability prior to the expiration of the six (6) months from the date of the Change in Control, and the executive resigns for good reason, he will be entitled to the compensation and benefits described in the preceding paragraph.

Pursuant to the terms of the executives’ long-term retention agreements approved in August 2005 and further described below under “Long-Term Retention and Deferral Arrangement”, following a change of control as defined in the 2004 Incentive Plan, all credited RSU’s will vest in full, and any credits of RSU’s not yet made pursuant to the retention agreement will be immediately credited to the executive and will be fully vested.

For purposes of the employment agreements for each of Messrs. Flores, Gladney, Wombwell and Thorington, the definition of a “Change of Control” includes:

•	the acquisition by any individual, entity or group of beneficial ownership of 50% or more of the then outstanding voting stock of Plains or of the ability to elect 50% or more of Plains’ directors, except in several instances;

•	individuals who currently constitute the Board of Directors cease for any reason to constitute at least a majority of the Board, with several exceptions;

•	the consummation of a merger, consolidation or reorganization, unless, in each case, immediately following the event,

➢	the stockholders of Plains immediately before the event own, directly or indirectly, at least 50% of the combined voting power of the then outstanding voting securities of Plains in substantially the same proportion as their ownership of Plains’ voting stock immediately prior to the event, and

➢	at least a majority of the members of the board of directors of the entity resulting from the transaction were members of the incumbent board at the time of the execution of the agreement providing for the transaction, and

➢	no person (other than (i) Plains or any employee benefit plan (or related trust) sponsored or maintained by Plains or the surviving entity, or (ii) any person who, immediately prior to the event, beneficially owned 50% or more of the then outstanding voting stock of Plains) beneficially owns 50% or more of the combined voting power of the surviving entity’s then outstanding voting securities; or

•	a complete liquidation or dissolution of Company; or

•	a sale or other disposition of all or substantially all of Plains’ assets.

Plains’ Equity Compensation Plans. Pursuant to Plains’ 2002 Stock Incentive Plan and 2004 Stock Incentive Plan, all equity awards granted under those plans will become immediately and fully exercisable upon a Change in Control (as defined in those plans) unless the Organization and Compensation Committee determines otherwise at the time of the grant.

Long-Term Retention and Deferral Arrangement

The Organization and Compensation Committee of the Board, with input from an independent compensation consulting firm, approved a long-term retention and deferred compensation plan effective August 3, 2005. The Committee amended and restated the plan in February 2006 to create a rabbi trust for the transfer of funds immediately following a triggering event for the payment of deferred compensation thereunder (a triggering event in this case includes separation from service or a change in control). The funds will be held by the trustee and paid six months following the applicable trigger date.

The amended and restated long-term retention and deferred compensation plan provides for the deferral of awards of equity compensation received by Plains’ executive officers for service to Plains and in lieu thereof, an equivalent number of restricted stock units will be credited to an account for the executive. The restricted stock units will vest in accordance with the terms of the equity compensation award, but payment upon vesting will be deferred until the earlier of (i) ten years from the date the deferral election is made, (ii) six months after the date of termination of employment with Plains following a termination without cause or for good reason (as defined in the executives’ employment agreements), (iii) death or disability, or (iv) the occurrence of an unforeseeable emergency (as defined in the Internal Revenue Code). Voluntary additional deferrals may also provide for payment on a date or dates chosen by the executive officer (subject to the provisions of 409A of the Code). The plan is designed to fund retirement and long-term retention, with payout generally not before ten years. Amounts contributed by Plains to this plan are shown in the column Restricted Stock Awards in the Summary Compensation Table above.

In August 2005, Plains’ organization and compensation committee approved a deferred long-term retention agreement with Mr. Flores and each of the other executive officers under this plan. Pursuant to the agreement with Mr. Flores, 200,000 restricted stock units will be credited to an account for Mr. Flores annually for ten years, with the first 200,000 units credited as of September 30, 2005. Each annual credit of restricted stock units is subject to continued service by Mr. Flores. The first five annual credits will each vest in full in five years from the date of such annual credit, and the sixth, seventh, eighth, ninth and tenth annual credits will each vest in full on September 30, 2015. Vesting of all credited restricted stock units, as well as any annual credits not yet made, may occur earlier in the event Mr. Flores’ employment is terminated (i) by Plains without cause, by Mr. Flores’ death or disability, by Mr. Flores for good reason (each as defined in Mr. Flores’ employment agreement) or (ii) upon a change of control (as defined in the 2004 Incentive Plan). Payment of vested restricted stock units will be deferred until September 30, 2015, or may occur earlier upon (i) Mr. Flores’ death or disability, (ii) Mr. Flores’ termination without cause or for good reason (each as defined in his employment agreement), or (iii) the occurrence of an unforeseeable emergency (within the meaning of Section 409A of the Code). The number of restricted stock units to be credited to Mr. Flores’ account annually will increase to 300,000 effective upon the date that Plains’ common stock closes at or above $75.84 per share on any ten out of twenty consecutive trading days (the “performance target”).

The deferred long-term retention agreement with each of the other executive officers provides that 33,000 restricted stock units will be credited to an account for each executive annually for three years, with the first 33,000 units credited as of August 3, 2005 (the “first award”). Each annual credit of restricted stock units is subject to continued service by the executive. Each annual credit will vest in full in five years from the date of that annual credit. The number of restricted stock units to be credited to each executive’s account annually will increase to 50,000 effective upon the performance target being achieved. If the executive is still employed by Plains one year following the third annual credit date, an additional credit of 33,000 restricted stock units (or 50,000 if the performance target has been achieved) will be made in each of the following three years (the “second award”); if the executive is still employed with Plains one year following the sixth annual credit date, an additional credit of 33,000 restricted stock units (or 50,000 if the performance target has been achieved) will be made in each of the following three years (the “third award”); and if the executive is still employed with Plains one year following the ninth annual credit date, an additional credit of 33,000 restricted stock units (or 50,000 if the performance target has been achieved) will be made in the following year (the “fourth award” and, together with the first, second and third awards, the “awards” and each individually, an “award”). The restricted stock units credited to the executive’s account on each of the fourth, fifth and sixth annual credit dates will vest in full in five years from the date of such annual credit. The seventh, eighth, ninth and tenth annual credits of restricted stock units will each vest in full on September 30, 2015. Vesting of all credited restricted stock units, as well as any of the ten annual credits not yet made, may occur following a change of control (as defined in the 2004 Incentive Plan). Vesting of all credited restricted stock units, as well as annual credits not yet made pursuant to the current award, will occur upon the executive’s death, disability, or termination without cause or for good reason (each as defined in the executive’s employment agreement). Payment of vested restricted stock units will be deferred until September 30, 2015 or may occur earlier upon (i) the executive’s death or disability, (ii) the executive’s termination without cause or for good reason (each as defined in the executive’s employment agreement), (iii) a change of control (as defined in the 2004 Incentive Plan) in which Mr. Flores is not CEO of Plains and the executive does not report directly to Mr. Flores, or (iv) the occurrence of an unforeseeable emergency (within the meaning of Section 409A of the Code).

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The Organization and Compensation Committee is composed exclusively of three independent, non-employee directors. It has the responsibility of determining the compensation level of the Chief Executive Officer and compensation and awards under the Company’s stock incentive plans. It also establishes the compensation of the Company’s other executive officers. To carry out these responsibilities, the Committee evaluates (i) the Company’s performance relative to its annual objectives, (ii) the Company’s performance relative to changes in the industry (i.e., performance relative to the opportunities available), and (iii) each executive officer’s contribution to the Company’s achievements during the year. The Committee has retained an independent consultant to assist it in fulfilling its responsibilities.

Compensation Philosophy

The Committee bases its executive compensation policy on the same principles that guide the Company in establishing all its compensation programs. We design programs to attract, retain, and motivate highly talented individuals at all levels of the organization. We reflect in our compensation the value of the job in the marketplace. To attract and retain a highly skilled work force, the Company must remain competitive with the pay of other employers who compete with it for talent. We base compensation on Company performance, individual performance and the level of job responsibility. As employees progress to higher levels in the organization, an increasing proportion of their pay is linked to Company performance and stockholder returns.

Methodology and Objectives

We consider various measures of Company and industry performance, including revenues, earnings and total stockholder return. These data assist us in exercising judgment in establishing total compensation ranges. We do not assign these performance measures relative weights. Instead, we make a subjective determination after considering all such measures collectively.

We also compare, or benchmark, our programs with other independent exploration and production companies of comparable size and stature to the Company. For benchmarking of 2005 compensation, we used the peer group identified on page 8. We use the peer group data primarily to ensure that the executive compensation program as a whole is within range of comparative pay of the peer group companies when the Company achieves the targeted performance levels. We do not target a specific position in the range of comparative data for each individual or for each component of compensation. We establish individual amounts in view of the comparative data and such other factors as level of responsibility, prior experience, and our judgment as to individual performance. We do not apply formulas or assign these factors specific mathematical weights; instead, we exercise judgment and discretion.

We also retain an independent compensation consultant to assist us in evaluating our executive compensation programs and in setting our executive officers’ compensation. The consultant reports directly to the Committee. The use of an independent consultant provides additional assurance that our programs are reasonable and consistent with the Company’s objectives.

The basic objectives of the executive compensation program are to:

•	enable the Company to attract, motivate and retain high caliber executive officers in order to maximize returns to the Company’s stockholders;

•	emphasize “pay for performance” with a significant portion of the executive officers’ total compensation reflecting a risk aspect and return in the form of incentive compensation that is tied to the attainment of short and long term financial and strategic goals; and

•	align the long term interests of the executive officers with those of the Company’s stockholders through the use of restricted stock, restricted stock units and/or stock appreciation rights, or SARs, as an element of compensation.

The Company’s executive compensation program currently includes three major components: base salary, annual incentive compensation and long-term incentives. The Company does not have any form of pension or retirement arrangements other than a company-wide 401(k) plan and a long-term retention and deferral plan adopted during 2005.

Components of Executive Compensation for 2005

Base Salaries

Base salaries for each of the Company’s executive officers are designed to maintain salaries that are competitive with the external market and internally equitable, taking into consideration the performance of the individual and his or her contributions to the Company’s performance. Although no specific weight is assigned to these factors, the Committee generally targets base salary between the 50th and 75th percentile of the competitive market. To determine salary levels paid within the industry, the Committee reviews various surveys, proxy information of its competitors and consults with independent compensation consultants. Also, as noted above, the Committee uses a peer group and other market data to test for reasonableness and competitiveness of base salaries, but we also exercise subjective judgment in view of our compensation objectives. Effective March 2006, the Committee increased the base salaries of Company’s executive vice presidents to $500,000.

Annual Incentive Compensation

A significant portion of each executive’s total compensation is variable and is dependent on achieving both short and long term financial and strategic goals. In general, performance will be judged based on attainment of annual business plan objectives and on stock price and other performance criteria relative to peer companies. Annual objectives may include oil and gas production levels, oil and gas reserve additions, achievement of income and/or cash flow targets, successful completion of major projects and other items that are considered to be critical to the Company’s success. These objectives are not specifically weighted in determining whether to award annual incentive payments to executive officers because the relative importance of such objectives may change from year to year and the relative responsibilities of each executive officer in the achievement of each of the objectives may differ. Annual incentive compensation may consist of cash bonuses, restricted stock, restricted stock units and/or SARs. Annual cash bonuses will be based upon a “target” for each executive. After a year-end review of the Company’s performance, the Committee determines the amount of the annual incentive payment, if any, that will be awarded to an executive officer based on the Committee’s subjective evaluation of factors. An annual cash bonus may be more than, less than or equal to the target amount based upon the Committee’s evaluation.

Long-term Incentive and Retention Compensation

The Company uses long-term incentives to align executive and stockholder interests by rewarding executive performance that increases stockholder value. The Committee anticipates that SARs, restricted stock and/or restricted stock unit awards will generally be granted annually to executive officers. The Company believes that SARs, restricted stock and restricted stock unit awards provide the executive officers the opportunity to acquire and build a meaningful ownership interest in the Company and, therefore, closely align the executive officers’ interests with those of the stockholders. The Company anticipates that SARs, restricted stock and restricted stock unit awards will generally be granted with three year vesting terms and, in the case of SARs, have a five year term. These types of rewards also provide a compensation structure that the Company believes is transparent and easy for stockholders to understand. Additionally, these types of awards are less dilutive than pure option awards. SARs and restricted stock units have been granted broadly and deeply within the organization, with approximately 97% of the Company’s employees having received awards.

The size of the award to an executive officer will generally be benchmarked between the 75th and 90th percentile of the external market. The Committee believes that the size of awards should reflect equity risk, as well as serve to ensure the long-term retention of the executive. SAR awards will be granted at exercise prices not less than the market value of the Company’s common stock on the date of the grant and are not transferable (other than to the holder’s heirs or entities for the benefit of his heirs). Therefore, such rights will have no realizable value unless the Company’s stock appreciates in value.

As discussed above under “Long-Term Retention and Deferral Arrangement”, the Committee adopted a long-term retention and deferred compensation plan in August 2005. The plan allows the executive officers to defer awards of equity compensation and in lieu thereof, an equivalent number of restricted stock units available under stockholder-approved plans will be credited to an account for the executive. The restricted stock units will vest in accordance with the terms of the equity compensation award, but payment upon vesting will be deferred until, generally, the earlier of ten years from the date the deferral election is made, six months after termination without cause or for good reason, or death or disability. The Company is not required to make any contributions to this plan. The plan also is not funded by the Company, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. The plan is designed to serve several goals, including long-term retention, retirement benefits, tax deferral and equity motivation.

Chief Executive Officer Compensation for 2005

Mr. Flores accepted an appointment as Chairman of the Board and Chief Executive Officer of the Company in September 2002, and in 2004 accepted the additional role of President of the Company. In 2005, Mr. Flores’ base salary was $800,000. Mr. Flores was granted a bonus of $1,000,000 for the fiscal year 2005 based upon both Company and personal performance. The Committee also approved an annual long-term incentive grant of 100,000 restricted stock units to Mr. Flores. In establishing Mr. Flores’ compensation for 2005, we applied the principles outlined above in the same manner as they were applied to the other named executives. In addition, consistent with our annual process, we assessed Mr. Flores’ 2004 performance. We considered the Company’s and Mr. Flores’ accomplishment of objectives that had been established at the beginning of the year and our own subjective assessment of his performance. We compared Company performance with that of the peer group companies, including total stockholder return, revenue and earnings growth, and economic value added. We did not assign these performance measures relative weights but rather made a subjective determination after considering the data collectively

In May 2004, the Committee made a long-term retention grant to Mr. Flores and each of the Company’s other executive officers. The Committee awarded Mr. Flores 500,000 restricted stock units and awarded each of the other executives 250,000 restricted stock units. The units had both time and performance vesting terms, providing that they would vest upon the earlier of (i) five years from the date of grant, or (ii) the date that the closing price per share of the Company’s common stock equals or exceeds $37.92 on any ten out of twenty consecutive trading days on the New York Stock Exchange (or such other exchange or market on which the Common Stock primarily trades), provided that the executive is still employed by the Company on the vesting date. The Committee determined that these awards would motivate and retain the Company’s high caliber executive officers and would be an integral part of maximizing the Company’s long-term performance and growth. In July 2005, all of these restricted stock units vested due to the stock performance target being achieved.

In order to promote long-term retention and provide a form of retirement benefits, and considering the Company’s performance under Mr. Flores’ leadership, in August 2005 the Committee made a deferred long-term retention award to Mr. Flores under the long-term retention and deferral plan pursuant to which 200,000 restricted stock units will be credited to an account for Mr. Flores annually for ten years, with the first 200,000 units credited as of September 30, 2005. Each annual credit of restricted stock units is subject to continued service by Mr. Flores. The number of restricted stock units to be credited to Mr. Flores’ account annually will increase to 300,000 effective upon the date that the Company’s common stock closes at or above $75.84 per share on any ten out of twenty consecutive trading days. In determining the size of this award, we took into consideration Mr. Flores’ individual performance, peer group award and retirement data, and the size of grants previously made to Mr. Flores. We considered that since the previous long-term retention awards were made, the Company increased total stockholder value approximately 120%, or $1.7 billion. In addition, in 2005 the Company had success relating to initiation of a deepwater and several onshore drilling programs, asset acquisitions and dispositions and hedge restructuring, among other corporate endeavors.

Deductibility Cap on Executive Compensation

Under U.S. federal income tax law, the Company cannot take a tax deduction for certain compensation paid in excess of $1 million to our executive officers. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by shareholders and meet other requirements. To maintain flexibility in compensating the Company’s executive officers in a manner designed to promote varying corporate goals, the committee has not adopted a policy that all compensation must be deductible. The Committee does review the deductibility of the various forms of executive compensation utilized. We make payments that are not fully deductible because we believe that such payments are necessary to achieve our compensation objectives and to protect stockholder interests.

Total Compensation Review

The Committee has reviewed all components of Mr. Flores’ and the other executive officers’ compensation, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized SAR and restricted stock gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, and the actual projected payout obligations under several potential severance and change-in-control scenarios. A tally sheet setting forth all the above components was prepared affixing dollar amounts under the various payout scenarios. The Committee analyzed and discussed all of the components of Mr. Flores’ and the other executive officers’ total compensation. Based on this review, the committee determined that these elements of compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) to be appropriate in the aggregate.

ORGANIZATION AND COMPENSATION

COMMITTEE

John H. Lollar, Chairman

Jerry L. Dees

Tom H. Delimitros

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has established an audit committee, which currently consists of four Board members, Messrs. Delimitros, Buckwalter, Gerry, and Lollar. The Board of Directors has adopted a written charter for the Committee, which has been annually reviewed by the Board and outlines the Committee’s roles and responsibilities. A copy of the current audit committee charter is available on Plains’ website at www.plainsxp.com/governance, and the charter is also attached to this proxy statement as Annex A.

Management of Plains has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting and financial controls. Plains’ independent auditors are responsible for expressing an opinion on Plains’ internal controls over financial reporting and on the conformity of Plains’ audited financial statements with auditing standards generally accepted in the United States and ensuring that the financial statements fairly present Plains’ results of operations and financial position in accordance with accounting principles generally accepted in the United States. The Audit Committee monitors and oversees these processes. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and the effectiveness of Plains’ financial reporting and controls.

The Committee discussed with the independent auditors their judgments as to the quality and the effectiveness of Plains’ financial reporting and internal controls and such other matters as are required to be discussed with the Committee under audit standards generally accepted in the United States. The Audit Committee has received and reviewed the written disclosures and the letter from its independent auditors required by Standard No. 1 of the Independence Standards Board and has discussed with the independent auditors the auditors’ independence. The Committee has also considered whether the provision of services by the independent auditors for matters other than the annual audit and quarterly reviews is compatible with maintaining the auditors’ independence. In addition, the Committee has discussed with the independent auditors the matters required to be discussed pursuant to SAS 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the year-end audited financial statements be included in Plains’ Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Committee also appointed PricewaterhouseCoopers LLP to audit Plains’ financial statements for 2006.

AUDIT COMMITTEE

Tom H. Delimitros, Chairman

Alan R. Buckwalter, III

Robert L. Gerry III

John H. Lollar

AUDIT COMMITTEE FINANCIAL EXPERT

Each member of the audit committee is “independent” from Plains’ management, as that term is defined in the NYSE governance rules and the applicable rules of the SEC, as determined by the Board of Directors, in its business judgment. In addition, Plains’ board of directors has determined that a majority of the audit committee, including Mr. Delimitros, are “audit committee financial experts” as defined in Item 401(h)(2) of Regulation S-K.

PRE-APPROVAL PROCEDURES

Plains’ audit committee is responsible for the engagement of the independent auditors and for approving, in advance, all auditing services and permitted non-audit services to be provided by the independent auditors. The audit committee maintains a policy for the engagement of independent auditors that is intended to maintain the independence from Plains of the independent auditors. In adopting this policy, Plains’ audit committee considered the various services that independent auditors have historically performed or may be needed to perform in the future for Plains. Under this policy, which is subject to review and re-adoption at least annually by the audit committee:

•	The audit committee approves the performance by the independent auditors of audit-related services, subject to restrictions in certain cases, based on the audit committee’s determination that this would not be likely to impair the independence of the independent auditors from Plains;

•	Plains’ management must obtain the specific prior approval of Plains’ audit committee for each engagement of the independent auditors to perform any auditing or permitted non-audit services; provided however, that specific prior approval by the Company’s audit committee is not required for any auditing services that are within the scope of a pre-approved engagement and are consistent with other services provided by the auditor in the past; and provided further that specific prior approval is not required for permitted non-audit services that:

(i)	in the aggregate do not total more than $50,000;

(ii)	were not recognized by Plains at the time of the engagement to be non-audit services; and

(iii)	are promptly brought to the attention of the Company’s audit committee and approved by the audit committee in accordance with this policy prior to the completion of the audit.

•	The performance by the independent auditors of certain types of services (bookkeeping or other services related to the accounting records or financial statements of the Company; financial information systems design and implementation; appraisal or valuation services, fairness opinions or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions or human resources; broker or dealer, or investment adviser or investment banking services; legal services and expert services unrelated to the audit; and any other service that the applicable federal oversight regulatory authority determines, by regulation, is impermissible) is prohibited due to the likelihood that their independence would be impaired.

Any approval required under this policy must be given by Plains’ audit committee, by the chairman of the audit committee in office at the time, or by any other audit committee member to whom the audit committee has delegated that authority. Plain’s audit committee will not delegate its responsibilities to approve services performed by the independent auditors to any member of management.

The standard applied by Plain’s audit committee in determining whether to grant approval of an engagement of the independent auditors is whether the services to be performed, the compensation to be paid for such services and other related factors are consistent with the independent auditor’s independence under guidelines of the Securities and Exchange Commission and applicable professional standards. Relevant considerations include, but are not limited to, whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of Plains’ financial statements; whether the independent auditors would be functioning in the role of management or in an advocacy role; whether performance of the service by the independent auditors would enhance Plains’ ability to manage or control risk or improve audit quality; whether performance of the service by the independent auditors would increase efficiency because of their familiarity with Plains’ business, personnel, culture, systems, risk profile and other factors; and whether the amount of fees involved, or the proportion of the total fees payable to the independent auditors in the period that is for tax and other non-audit services, would tend to reduce the ability of the independent auditors to exercise independent judgment in performing the audit.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Plains’ directors and executive officers, and persons who own more than ten percent of a registered class of Plains’ equity securities, to file with the SEC and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of Plains common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by the SEC’s regulations to furnish Plains and any exchange or other system on which such securities are traded or quoted with copies of all Section 16(a) forms they filed with the SEC.

To Plains’ knowledge, based solely on a review of the copies of such reports furnished to Plains and written representations that no other reports were required, Plains believes that all reporting obligations of Plains’ officers, directors and greater than ten percent stockholders under Section 16(a) were satisfied during the year ended December 31, 2005.

RATIFICATION OF INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP served as independent auditors for Plains and its subsidiaries for the year ended December 31, 2005 and has acted as such since Plains’ formation in 2002 and for Plains’ former parent, Plains Resources Inc., since 1977. The audit committee of Plains’ board has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, as auditors to examine the financial statements of Plains for the fiscal year ending December 31, 2006, and to perform other appropriate accounting services and is requesting ratification of such appointment by the stockholders. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the adverse vote will be considered as a direction to the audit committee to select other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year ending December 31, 2006, will be permitted to stand unless the audit committee finds other reasons for making a change. It is understood that even if the selection of PricewaterhouseCoopers LLP is ratified, the audit committee, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the audit committee feels that such a change would be in the best interests of Plains and its stockholders.

The ratification of PricewaterhouseCoopers LLP requires the affirmative vote of holders of a majority of the shares of Plains common stock present, in person or proxy, and voting at the annual meeting.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

	2004	2005
Audit Fees:(1)	$2,355,400	$1,565,100
Audit-Related Fees:(2)	49,800	82,500
Tax Fees:(3)	—	—
All Other Fees:(4)	1,600	1,600

Total	$2,406,800	$1,649,200

(1)	Audit Fees: Fees billed for professional services rendered by PricewaterhouseCoopers LLP for (i) the integrated audits of Plains’ annual financial statements for the years ended December 31, 2004 and 2005, (ii) the review of Plains’ quarterly financial statements, and (iii) assurance and related services, including accounting advice related to securities and debt offerings in 2005 and 2004.
(2)	Audit Related Fees: Fees billed by PricewaterhouseCoopers LLP for the performance of assurance and related services related to the audits of Plains’ employee benefit plans and certain partnerships involved in Plains’ oil and gas operations. One hundred percent of the total audit-related fees in 2004 and 2005 were approved by the audit committee.
(3)	Tax Fees: Fees for professional services performed by PricewaterhouseCoopers LLP related to tax compliance, tax advice and tax planning.
(4)	All Other Fees: Fees for other permissible work performed by PricewaterhouseCoopers LLP that does not meet any of the above category descriptions. Fees billed by PricewaterhouseCoopers LLP in 2005 and 2004 are for an accounting research information service.

The Plains audit committee recommends that Plains stockholders vote to approve the proposal to ratify the selection of PricewaterhouseCoopers LLP as Plains’ independent auditors for the fiscal year ending December 31, 2006.

STOCKHOLDER PROPOSALS

Plains’ corporate secretary must receive stockholders’ proposals intended to be presented at our 2007 annual stockholders’ meeting at our principal executive office on or before November 30, 2006 to be considered for inclusion in its proxy statement and form of proxy for the meeting. Pursuant to Rule 14a-4(c)(1) under the Exchange Act, if Plains’ corporate secretary receives any stockholder proposal at Plains’ principal executive office before February 4, 2007 but after November 30, 2006, that is intended to be presented at Plains’ 2007 annual meeting without inclusion in its proxy statement for the meeting, the proxies designated by Plains’ board will have discretionary authority to vote on such proposal.

ANNEX A

PLAINS EXPLORATION AND PRODUCTION COMPANY

(the “Company”)

CHARTER OF THE AUDIT COMMITTEE

Amended as of February 19, 2003

Mission Statement

The Audit Committee (“Committee”) shall assist the Board of Directors of the Company (“Board”) in fulfilling its oversight responsibilities regarding financial reports and financial controls of the Company. In discharging that role, the Committee shall review the Company’s financial reporting process, its system of internal controls regarding accounting, legal compliance and ethics that management or the Board, as the case may be, have established and the internal and external audit processes of the Company. The Committee will endeavor to maintain effective working relationships with the Board, management, and the internal and external auditors. Each Committee member will maintain an understanding of the requirements of membership which are necessary to meet and fulfill Committee responsibilities.

Organization

The Board shall arrange that:

1.	The Committee shall be comprised of at least three members of the Board, each of whom must meet the independence criteria set forth in the Company’s Corporate Governance Standards for the Board of Directors at all times during his or her tenure on the Committee. All members should possess, at a minimum, basic financial literacy, as such qualification is interpreted by the Board, or acquire such literacy within a reasonable period of time from joining the Committee. At the present time, the Board interprets “financial literacy” to mean the ability to read and understand audited and unaudited consolidated financial statements (including the related notes) and monthly operating statements of the sort released or prepared by the Company, as the case may be, in the normal course of its business.

2.	At least one member of the Committee shall be a financial expert who shall have, through (a) education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions, (b) experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions, (c) experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements, or (d) other relevant experience:

•	an understanding of generally accepted accounting principles and financial statements;

•	the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

•	experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•	an understanding of internal controls and procedures for financial reporting;

•	an understanding of audit committee functions;

•	such other experience as may be required to meet any additional requirements promulgated by the Securities and Exchange Commission pursuant to Section 407 of the Sarbanes-Oxley Act of 2002.

3.	No member of the Committee may: (a) accept, other than in his or her capacity as a member of the Committee, the Board or any other committee of the Board, any consulting, advisory or other compensatory fee from the Company; or (b) be an affiliated person[1] of the Company or any of its subsidiaries.

4.	No director shall be appointed to the Committee who is currently serving on the audit committees of three or more other public companies unless the Board determines that such simultaneous service would not impair the ability of such member to serve on the Committee and such determination is disclosed in the Company’s annual proxy statement.

5.	The members of the Committee shall be designated by the Board at the annual meeting of the Board to serve until the next annual meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is designated by the Board, the members of the Committee may designate a Chairman by majority vote of the Committee membership. The Chair shall be available, capable, qualified and competent in dealing with financial and related issues.

6.	Committee meetings shall be held not less than quarterly, usually in conjunction with the Company’s regular quarterly Board meetings. The Committee may choose to meet more frequently, if needed.

Roles and Responsibilities

The Committee’s responsibility is oversight, and it and the Board recognize that the Company’s management is responsible for preparing the Company’s financial statements. Additionally, the Committee recognizes that financial management, the internal audit staff, and the external auditors, have more knowledge and more detailed information about the Company than do the members of the Committee. Consequently, in carrying out its oversight responsibilities the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification of the financial statements prepared by management or the audit work performed by the internal or external auditors.

In this regard, the following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate under any particular set of circumstances.

Financial Reporting

The Committee shall:

1.	review with management and the external auditors any financial statement issues and the results of the audit;

2.	review management’s disposition of proposed significant audit adjustments as identified by the external auditors;

3.	inquire into the fairness of the statements and disclosures by requesting explanations from management and from the internal and external auditors on whether:

•	generally accepted accounting principles have been consistently applied

•	there are any significant or unusual events or transactions

•	the Company’s financial and operating controls are functioning effectively

•	the Company’s financial statements contain adequate and appropriate disclosures

[1]	To be defined by the Securities and Exchange Commission; however, compliance with the independence requirements of the New York Stock Exchange should satisfy this requirement.

4.	review with the external auditors their views as to the quality of the Company’s accounting principles and financial reporting practices;

5.	review and discuss with management and the external auditors the Company’s annual audited financial statements and recommend to the Board the inclusion of the Company’s audited financial statements in its Annual Report on Form 10-K;

6.	prior to the Company’s filing of each Form 10-Q, review and discuss with management and the external auditors the content of such filing, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

7.	discuss with the external auditors the matters required to be brought to the Committee’s attention by Statement on Auditing Standards No. 61, as well as other matters that should be communicated to the Committee by the external auditors; and

8.	discuss with management, prior to their dissemination, earnings, press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

Internal Control

The Committee shall:

1.	review with management, as well as internal and external auditors, the Company’s business risk management process, including the adequacy of the Company’s overall control environment and controls in selected areas representing significant financial and business risk;

2.	require that the internal and external auditors and management keep the Committee informed about any significant fraud, illegal acts, or deficiencies in internal control, and similar significant matters;

3.	create an opportunity that significant findings and recommendations made by the internal and external auditors can be received and discussed on a timely basis;

4.	gain an understanding of whether internal control recommendations made by internal and external auditors have been implemented by management; and

5.	inquire as to the extent to which internal and external auditors review computer systems and applications and the security of such systems and applications.

Internal Audit

1.	The Committee shall review as often as it deems necessary but at least annually:

•	the annual audit plan, activities and organizational structure of the internal audit function;

•	the qualifications of the internal audit function and, when necessary, participate in the appointment, replacement, reassignment, or dismissal of the Director of Internal Audit; and

•	the effectiveness of the internal audit function.

2.	The Committee shall also review periodically as it deems appropriate the reports prepared by the internal audit staff and management’s responses to such reports.

External Audit

1.	The Committee shall review:

•	the external auditors’ proposed audit scope and approach; and

•	the performance of the external auditors.

2.	The Committee shall have the direct responsibility for and the sole authority to engage, compensate, oversee and terminate the Company’s external auditors (subject, where applicable, to shareholder ratification), including the resolution of any disagreements between management and the Company’s external auditors regarding financial reporting. The Company shall provide appropriate funding (as determined by the Committee) for payment of compensation to the Company’s external auditors.

3.	The Committee, or members of the Committee delegated such authority by the Committee, must approve in advance any non-audit services performed by the Company’s external auditors, including tax services. Notwithstanding the foregoing, the Company’s external auditors may not provide the following services to the Company: bookkeeping or other services related to the accounting records or financial statements of the Company; financial information systems design and implementation; appraisal or valuation services, fairness opinions or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions or human resources; broker or dealer, or investment adviser or investment banking services; legal services and expert services unrelated to the audit; and any other service that the applicable federal oversight regulatory authority determines, by regulation, is impermissible. Any non-audit service approved by the Committee and performed by the Company’s external auditors must be disclosed to investors in the Company’s reports on Form 10-K and Form 10-Q.

4.	The lead (or coordinating) audit partner and the audit review partner associated with the Company’s external auditors must be changed at least every five years.

5.	The Committee cannot engage external auditors to perform audit services for the Company if the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or any person in an equivalent position was employed by such external auditors within one year preceding the initiation of the audit.

6.	The Committee shall, at least annually, use its best efforts to obtain and review a report from the external auditors addressing: (a) the auditors internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors; (c) any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the external auditors and any steps taken to deal with such issues; and (d) the independence of the external auditors, including a discussion of any relationships or services that may impact their objectivity and independence.

Other Responsibilities

The Committee shall:

1.	meet at least quarterly, with the external auditors, Director of Internal Audit, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately;

2.	update the Board about Committee activities and make appropriate recommendations, as often as the Board deems appropriate;

3.	annually review and assess the continuing adequacy of this Charter and the performance of the members of the Committee and, if appropriate, recommend changes for the approval of the Board;

4.	prepare a report to shareholders to be included in the Company’s proxy statements as required by the Securities and Exchange Commission;

5.	perform any other activities consistent with this Charter, the Company’s Code of By-laws and governing law, as the Committee or the Board deems necessary, appropriate or desirable;

6.	as appropriate, obtain advice and assistance from outside legal, accounting or other advisors without the necessity for prior authorization by the Board; and

7.	establish policies for the hiring by the Company of present or former employees of the Company’s external auditors.

Ethical and Legal Compliance

The Committee shall:

1.	review and assess at least annually the Company’s Code of Business Conduct and Ethics (the “Policy Statement”), recommend changes in the Policy Statement as conditions warrant and confirm that management has established a system to monitor compliance with the Policy Statement by officers and relevant employees of the Company;

2.	review management’s monitoring of the Company’s compliance with the Policy Statement, and confirm that management has a review system in place to maximize the likelihood that the Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy applicable legal requirements;

3.	review, with the Company’s counsel, legal compliance matters including corporate securities trading policies;

4.	review, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements; and

5.	the Committee shall establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company regarding questionable accounting or auditing matters.

General Limitations

The Board recognizes that the members of the Committee will discharge the foregoing oversight responsibilities by evaluating: (a) reports given to them; (b) presentations made to them; and (c) other significant financial reporting decisions which are reported to them by management, internal auditors and external auditors. Within the bounds of sound business judgment and assessment, and to the extent permitted by the Delaware General Corporation Law, each member of the Committee shall be entitled to rely on the integrity of the individuals and organizations from whom they receive such information. In discharging his or her duties as a member of the Committee, each member is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, that is prepared and presented by either: (a) one or more officers or employees of the Company who the member reasonably believes to be reliable and competent in the matters presented; or (b) legal counsel, external independent auditors or other persons as to the matters the member reasonably believes are within the person’s professional or expert competence. The Committee may also retain independent counsel, accountants or others, as it deems appropriate. Furthermore, in fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company and are not, and do not hold themselves out to be, accountants or auditors by profession or experts in the fields of accounting or auditing.

C/O AST 59 MAIDEN LANE PLAZA LEVEL NEW YORK, NY 10038

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PLAINS EXPLORATION & PRODUCTION COMPANY

The Company’s Board of Directors recommends a vote “FOR” proposals 1 and 2.

				For All	Withhold All	For All Except	To withhold authority to vote for the nominee(s), mark “For All Except” and write the nominee’s number on the line below.
1. Election of Directors to serve until their successors are duly elected and qualified or until their earlier death, resignation or removal.
Nominees: 01) James C. Flores, 02) Isaac Arnold, Jr., 03) Alan R. Buckwalter, III, 04) Jerry L. Dees, 05) Tom H. Delimitros, 06) Robert L. Gerry, III, and 07) John H. Lollar				O	O	O

	For	Against	Abstain

2. Proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006.	O	O	O

I hereby revoke any proxy or proxies previously given to represent or vote the shares of common stock of the Company that I am entitled to vote, and I ratify and confirm all actions that the proxies, their substitutes, or any of them, may lawfully take in accordance with the terms of this proxy card.

Please sign this proxy as your name(s) appears above. Joint owners should both sign. If signed as attorney, executor, guardian or in some other representative capacity, or as officer of a corporation, please indicate your capacity or title.

Please complete, date and sign this proxy and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States.

For comments please check this box and write them on the other side of this card.                O

Please indicate if you plan to attend this meeting.            O            O

                                                                                            Yes           No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PLAINS EXPLORATION & PRODUCTION COMPANY

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS – MAY 4, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE

PLAINS EXPLORATION & PRODUCTION COMPANY BOARD OF DIRECTORS

The undersigned appoints James C. Flores and John F. Wombwell, and each of them, as proxies with power of substitution in each, to represent the undersigned and to vote all the shares of common stock of Plains Exploration & Production Company (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting to be held in Houston, Texas on Thursday, May 4, 2006 in the manner shown on this form as to the following matters and in their discretion on any other business or matters as may properly come before the meeting or any adjournment(s) or postponement(s) thereof, including an adjournment for the purpose of soliciting additional proxies.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF A MOTION TO ADJOURN OR POSTPONE THE MEETING FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES FOR OR AGAINST A GIVEN PROPOSAL.

PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE, OR IF NO SUCH DIRECTION IS INDICATED ON THE REVERSE SIDE, IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OR AUDIT COMMITTEE ON EACH PROPOSAL.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

(CONTINUED AND TO BE SIGNED ON OTHER SIDE)